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THE LOEWEN GROUP INC.
                                                                 Exhibit 12.1
Computation of Earnings to Fixed Charges Ratio (Under Canadian GAAP) EXPRESSED IN THOUSANDS OF U.S. DOLLARS


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
                                                          1998        1997        1996        1995        1994
                                                      ----------  ----------  ----------  ----------  ----------
Earnings (loss) before income taxes                   $(763,440)  $  42,595   $  89,470   $(125,216)  $  57,691

Fixed charges included in earnings
before income taxes
  Interest on long-term debt                            155,760     125,450      88,932      50,913      34,203
  Amortization of deferred finance costs                 26,859       7,014       4,171       1,512       1,139
  Dividends on preferred securities of subsidiary         7,088       7,088       7,088       7,088       2,678
                                                      ----------  ----------  ----------  ----------  ----------
                                                        189,707     139,552     100,191      59,513      38,020
                                                      ----------  ----------  ----------  ----------  ----------

Earnings (loss)                                       $(573,733)  $ 182,147   $ 189,661   $ (65,703)  $  95,711
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------

Fixed charges
  Fixed charges included in earnings
  before income taxes                                 $ 189,707   $ 139,552   $ 100,191   $  59,513   $   38,020
  Capitalized interest                                    2,510       2,093       2,092       2,722        1,128
                                                      ----------  ----------  ----------  ----------  ----------
Total fixed charges                                   $ 192,217   $ 141,645   $ 102,283   $  62,235   $   39,148
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------


Ratio of earnings to fixed charges                         ----        1.3X        1.9X      ----           2.4X
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------


(1) The 1998 and 1995 losses are not sufficient to cover fixed charges by a total of approximately $765.9 million and $127.9 million, respectively, and as such the ratio of earnings to fixed charges has not been computed.

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